Exhibit 99.1
PRESS RELEASE

Contact:	Investors:
Michael J. Lambert	Patrick F. Williams
EVP & Chief Financial Officer	Vice President, Finance & Investor Relations
NuVasive, Inc.	NuVasive, Inc.
858-909-1998	858-638-5511
investorrelations@nuvasive.com	investorrelations@nuvasive.com

Media:
Jason Rando
The Ruth Group
646-536-7025
jrando@theruthgroup.com
NUVASIVE REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS
•	Total revenue of $120.3 million, up 27% over third quarter 2009

•	GAAP earnings of $8.5 million, or $0.21 per share; Non-GAAP earnings of $18.4 million, or $0.46 per share

•	Non-GAAP operating margin of 16.6%, up from 15.8% for second quarter 2010
SAN DIEGO, October 28, 2010 — NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today financial results for the quarter ended September 30, 2010.
NuVasive reported third quarter revenue of $120.3 million, a 26.7% increase over the $94.9 million for the third quarter 2009 and a 0.6% increase over the $119.6 million for the second quarter 2010.
Gross profit for the third quarter 2010 was $98.7 million and gross margin was 82.1%, compared to a gross profit of $79.0 million and a gross margin of 83.3% for the third quarter 2009. For the second quarter 2010, gross profit was $98.6 million and gross margin was 82.4%.
Total GAAP operating expenses for the third quarter 2010 were $89.1 million compared to $73.0 million in the third quarter 2009 and $90.3 million in the second quarter 2010.
On a GAAP basis, the Company reported net income of $8.5 million, or $0.21 per share, for the third quarter 2010.

On a Non-GAAP basis, the Company reported net income of $18.4 million, or $0.46 per share, for the third quarter 2010. The Non-GAAP earnings per share calculations for the third quarter exclude on a pre-tax basis (i) intellectual property litigation costs of $1.2 million; (ii) acquisition related costs of $0.6 million; (iii) stock-based compensation of $7.3 million; and (iv) amortization of intangible assets of $1.3 million.
Cash, cash equivalents and short and long-term marketable securities were $216.8 million at September 30, 2010. Operating cash flow was $18.5 million for the third quarter 2010.
Alex Lukianov, Chairman and Chief Executive Officer, said, “We achieved revenue growth of over 25% and excellent profit margin expansion in spite of very challenging conditions in the spine market. Although the procedural slowdown in the spine market had a greater impact on our results than we anticipated, we are optimistic that the factors pressuring volumes will be transitory in nature, and that the procedures being delayed will ultimately be performed. As we navigate through this downturn, we will continue to grow at multiples of the market by remaining laser focused on being the most creative spine technology company in the world and achieving exceptional results through speed of innovation, Absolute Responsiveness®, and superior clinical outcomes. We have the team, the vision, and the determination to achieve our goal of $1 billion in revenue with increasing profitability.”
Updated Full Year 2010 Financial Guidance:
•	Revenue of $470 to $475 million; down from $485 to $495 million previously

•	GAAP EPS, net of tax and “If-converted” method, of $1.61 to $1.64; down from $1.77 to $1.87 previously

•	Non-GAAP EPS, net of tax and “If-converted” method, of $1.42 to $1.45; down from $1.50 to $1.60 previously

•	Non-GAAP Operating Margin of approximately 15.5%; down from approximately 17% previously

Reconciliation of Full Year 2010 Guidance
(Net of Tax, “If Converted” method)

	Range for Year Ending
	December 31, 2010
(in thousands, except per share amounts)	Low	High
GAAP earnings per share	$1.61	$1.64
Non-cash stock-based compensation	0.55	0.55
Intellectual property litigation expenses	0.10	0.10
Acquisition related items	0.03	0.03
Amortization of intangible assets	0.11	0.11
Reversal of remaining valuation allowance	(0.98)	(0.98)

Non-GAAP earnings per share	$1.42	$1.45

Weighted shares outstanding — Diluted	46,000	46,000

Reconciliation of Non-GAAP Information:
Management uses certain Non-GAAP financial measures such as Non-GAAP earnings per share, which exclude non-cash stock-based compensation, intellectual property litigation expenses, acquisition related items, and the amortization of intangible assets. Management does not consider these costs in evaluating the continuing operations of the Company. Therefore, management calculates the Non-GAAP financial measures provided in this earnings release excluding these costs and uses these Non-GAAP financial measures to enable it to analyze further, and more consistently, the period-to-period financial performance of its core business operations. Management believes that providing investors with these Non-GAAP measures gives them additional important information to enable them to assess, in the same way management assesses, the Company’s current and future continuing operations. These Non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from Non-GAAP measures used by other companies. Set forth below are reconciliations of the Non-GAAP financial measures to the comparable GAAP financial measure.
Reconciliation of Third Quarter 2010 Results

	pre-tax
(in thousands, except per share data)	adjustments	$ (net of tax)	per share
GAAP net income		$8,542	$0.21
Non-cash stock-based compensation	$7,321	6,882	0.17
Intellectual property litigation expenses	1,175	1,105	0.03
Acquisition related items	629	591	0.01
Amortization of intangible assets	1,342	1,261	0.03

Non-GAAP earnings		$18,381	$0.46

Weighted average shares — Diluted			40,396

Reconciliation Non-GAAP Operating Margin %

Guidance
FY 10
Gross Margin % [A]	~ 82%

Non-GAAP Research and Development [B]	~ 8%
Non-cash stock-based compensation	~ 1%

Total research and development	~ 9%

Non-GAAP Sales, Marketing and Administrative [C]	~ 58.5%
Non-cash stock-based compensation	~ 5%
Intellectual property litigation expenses	~ 1%
Acquisition related items	as incurred

Total sales, marketing and administrative	~ 64%

Amortization of intangible assets	~ 1%

Non-GAAP Operating Income % [A-B-C]	~ 15.5%

2010 Tax Adjustments & WASO Guidance (millions)

	Q1 - Q3	Q4	FY10
Effective Tax Rate (ETR)*	~ 8.5%	~ 15.5%	~ 12%
Reversal of remaining valution allowance		~ $ (45.0)	~ $ (45.0)

Weighted average shares — Diluted	41.0	~ 46.0	~ 46.0

*	ETR to be used on a pre-tax income prior to reversal of remaining valuation allowance
Conference Call
NuVasive will hold a conference call today at 5:30 p.m. ET / 2:30 p.m. PT to discuss the results. The dial-in numbers are 1-877-407-4018 for domestic callers and 1-201-689-8471 for international callers. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.nuvasive.com.
After the live webcast, the call will remain available on NuVasive’s website, www.nuvasive.com, through November 27, 2010. In addition, a telephonic replay of the call will be available until November 11, 2010. The replay dial-in numbers are 1-877-870-5176 for domestic callers and 1-858-384-5517 for international callers. Please use replay pin number 357132.
About NuVasive
NuVasive is a medical device company focused on the design, development, and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused primarily on the $5.1 billion U.S. spine implant market. Additionally, the Company has expanded into the $1.7 billion global biologics market, the $1.7 billion international market, and is developing products for the emerging motion preservation market.
NuVasive’s principal product offering is based on its Maximum Access Surgery, or MAS® platform. The MAS platform combines four categories of products that collectively minimize soft tissue disruption during spine surgery with maximum visualization and safe, easy reproducibility for the surgeon: NeuroVision®, a proprietary software-driven nerve avoidance system; MaXcess®, a unique split-blade retractor system; a wide variety of specialized implants; and several biologic fusion enhancers. MAS significantly reduces surgery time and returns patients to activities of daily living much faster than conventional approaches. Having redefined spine surgery with the MAS platform’s lateral approach, known as eXtreme Lateral Interbody Fusion, or XLIF®, NuVasive has built an entire spine franchise. With over 65 products today spanning lumbar, thoracic and cervical applications, the Company will continue to expand and evolve its offering predicated on its R&D focus and dedication to outstanding service levels supported by a culture of Absolute Responsiveness®.
NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the risk that NuVasive’s revenue or earnings projections may turn out to be inaccurate because of the preliminary nature of the forecasts and the risk of further adjustment, or unanticipated difficulty in selling products or generating expected profitability; the risk that NuVasive may not be successful appealing the verdict related to the brand name NeuroVision; the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.
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NuVasive, Inc.
Unaudited Condensed Consolidated Statement of Operations
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue	$120,262	$94,916	$348,933	$263,405
Cost of goods sold (excluding amortization of purchased technology)	21,580	15,874	62,037	43,108

Gross profit	98,682	79,042	286,896	220,297

Operating expenses:
Sales, marketing and administrative	77,717	61,720	230,104	182,521
Research and development	10,085	9,874	31,989	26,638
Amortization of intangible assets	1,342	1,364	4,047	4,072

Total operating expenses	89,144	72,958	266,140	213,231

Interest and other income (expense), net:
Interest income	200	203	567	1,318
Interest expense	(1,668)	(1,609)	(5,005)	(5,439)
Other income (expense), net	(6)	188	81	324

Total interest and other income (expense), net	(1,474)	(1,218)	(4,357)	(3,797)

Income (loss) before income taxes	8,064	4,866	16,399	3,269
Income tax (benefit) expense	(40)	430	1,399	1,053

Consolidated net income	$8,104	$4,436	$15,000	$2,216

Net loss attributable to noncontrolling interests	$(438)	$(628)	$(1,353)	$(1,311)

Net income attributable to NuVasive, Inc.	$8,542	$5,064	$16,353	$3,527

Net income per share attributable to NuVasive, Inc.:
Basic	$0.22	$0.13	$0.42	$0.10

Diluted	$0.21	$0.13	$0.40	$0.09

Weighted average shares:
Basic	39,394	37,733	39,180	37,008

Diluted	40,396	39,216	40,389	38,384

Stock-based compensation is included in operating expenses in the following categories:	$6,494	$4,265	$18,846	$14,748
Sales, marketing and administrative	827	901	2,458	3,417

Research and development	$7,321	$5,166	$21,304	$18,165

NuVasive, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2010	December 31, 2009
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$70,590	$65,413
Short-term marketable securities	106,546	99,279
Accounts receivable, net	71,617	58,462
Inventory	98,789	90,191
Prepaid expenses and other current assets	4,520	3,757

Total current assets	352,062	317,102
Property and equipment, net	101,120	82,602
Long-term marketable securities	39,629	39,968
Intangible assets, net	101,670	103,338
Goodwill	101,938	101,938
Other assets	14,470	7,872

Total assets	$710,889	$652,820

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$43,798	$33,302
Accrued payroll and related expenses	13,191	19,111
Royalties payable	2,619	2,334

Total current liabilities	59,608	54,747
Senior convertible notes	230,000	230,000
Long-term acquisition related liabilities	31,264	30,694
Other long-term liabilities	29,480	27,528
Commitments and contingencies

Noncontrolling interests	12,276	13,629

Stockholders’ equity:
Common stock	39	39
Additional paid-in capital	520,948	485,757
Accumulated other comprehensive income	621	126
Accumulated deficit	(173,347)	(189,700)

Total stockholders’ equity	348,261	296,222

Total liabilities and stockholders’ equity	$710,889	$652,820

NuVasive, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30,
	2010	2009
Operating activities:
Consolidated net income	$15,000	$2,216
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,404	22,005
Stock-based compensation	21,304	18,165
Lease abandonment charge reversal	—	(1,997)
Amotization of debt issuance costs	1,120	1,065
Allowance for doubtful accounts and sales return reserve, net of write offs	(1,039)	1,175
Allowance for excess and obsolete inventory	1,682	2,470
Amortization of premium/discount on marketable securities	890	62
Other non-cash adjustments	2,604	1,121
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(11,465)	(329)
Inventory	(10,043)	(19,027)
Prepaid expenses and other current assets	(3,878)	788
Accounts payable and accrued liabilities	6,316	7,361
Accrued payroll and related expenses	(5,973)	(2,209)

Net cash provided by operating activities	43,922	32,866
Investing activities:
Cash paid for acquisitions and investments	—	(44,055)
Purchases of property and equipment	(36,622)	(21,250)
Purchases of marketable securities	(150,045)	(64,642)
Sales of marketable securities	142,313	89,336
Other assets	(659)	—

Net cash used in investing activities	(45,013)	(40,611)
Financing activities:
Issuance of common stock	12,768	9,618
Other assets	(7,722)	—
Tax benefits related to stock based compensation awards	1,118	—

Net cash provided by financing activities	6,164	9,618
Effect of exchange rate changes on cash	104	85

Increase in cash and cash equivalents	5,177	1,958
Cash and cash equivalents at beginning of period	65,413	132,318

Cash and cash equivalents at end of period	$70,590	$134,276